WORKING CAPITAL LOAN AND CONSULTING AGREEMENT

This is an Agreement entered into at Columbus, Ohio, by and between Forest Capital, LLC, an Ohio limited liability company ("FC"), and The Guitammer Company, an Ohio corporation (the "Company").

Recitals

The Company is planning to raise capital through a financing transaction (the "Transaction"). FC is willing to provide consultation regarding the Transaction and interim financing on the terms and conditions set forth below.

Therefore, the parties hereby agree as follows:

Provisions

1. **The Loan**. FC has agreed to loan the Company the sum of Two Hundred Fifty Thousand Dollars ($250,000.00). The Company promises to pay to the order of FC the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), plus interest at the rate of ten percent (10%) per year from date until paid on the portions of said principal sum remaining unpaid from time to time. Said principal sum and interest shall be payable in full on or before the earlier of December 31, 2009, and the closing of the Transaction. If the Transaction does not close on or before December 31, 2009, then the Company may extend the term of the note to December 31, 2010, provided that the interest for the original term shall be due December 13, 2009, and the interest rate for the extended term shall be at the rate of twenty percent (20%), compounded monthly, payable quarterly. All payments shall be credited, first, to interest accrued and unpaid, and second, to principal. If any amount payable hereunder is not paid within ten (10) days after it becomes due, FC may, at its option, upon written notice to and demand upon the Company, declare the entire unpaid principal sum and interest hereof to be immediately due and payable, and if all such amounts are not paid within ten (10) days of such notice, the Company hereby authorizes any attorney at law, including, but not limited to, an attorney who represents the holder hereof, to appear for it in any court of record in the State of

Ohio or any other state or territory of the United States or elsewhere where a judgment may be obtained hereon, at any time when such amount is unpaid, and waives the issuance and service of process and confesses judgment against it and any endorsers or guarantors hereof, in favor of the holder hereof, for the entire amount then appearing due hereon, together with costs of suit and reasonable attorneys' fees, and thereupon to release all errors and waive all rights of new trial, appeal, and stay of execution. No judgment against one or more (but less than all) of the persons liable hereon shall be a bar to a subsequent judgment against any of the other persons liable hereon. The Company hereby waives any conflict of interest with regard to the attorney who confesses judgment against it pursuant to this warrant of attorney and also hereby consents to such attorney receiving a legal fee from the holder hereof for confessing judgment. The Company hereby acknowledges that it executed this Agreement, containing the foregoing warrant of attorney, in Franklin County, Ohio. The Company also acknowledges that this Agreement does not arise out of a consumer loan or consumer transaction. The Company and all endorsers and guarantors hereof hereby waive demand, presentment for payment, notice of dishonor, protest, and notice of protest.

2. **Consideration for the Loan**. In further consideration for the Loan, the Company agrees as follows:

(a) The Company shall issue Two Hundred Fifty Thousand (250,000) shares of the Company or its successor, post-Transaction, common stock (assuming a $1.00 per share price; or the equivalent of Two Hundred Fifty Thousand Dollars ($250,000.00) in common stock) with equivalent registration rights of the new investors investing as part of the Transaction. Shares shall be accrued in six (6) equal monthly installments, beginning July 1, 2009, and transferred to FC on the first day of the month following the Transaction closing, and the first of each month thereafter until Two Hundred Fifty Thousand (250,000) shares (or the equivalent) are distributed. For example, if the Transaction closes between September 1, 2009, and September 30, 2009, at $1.00 per share, FC would be paid One Hundred Sixty-Six Thousand Six Hundred Sixty-Eight (166,668) shares on October 1, 2009 (Forty-One Thousand Six Hundred Sixty-Seven (41,667) per month for July, August, September, and October), and Forty-

One Thousand Six Hundred Sixty-Seven (41,667) shares on December 1, 2009.

(b) If the Company does not close the Transaction by December 31, 2009, then FC or its designee will receive Eighty-Five and Three Tenths of One (85.3) shares of the Company as currently constituted (the maximum available to be issued left in the treasury) *and* FC will receive an additional Two Hundred Fourteen and Seven Tenths of One (214.7) options to purchase the Company's common stock. These options will be transferred from Mark Luden, Ken McCaw and Marvin Clamme (the "Signing Shareholders") in a ratio they will determine and will have the exercise price of Six Hundred Sixty-Five Dollars ($665.00) per share. This would equal Three Hundred (300) shares or ten percent (10%) of the total Three Thousand (3,000) shares issued as shares or warrants.

(c) FC shall be entitled to nominate one qualified individual to serve on the board of directors of the new corporation that will conduct the Company's business after the Transaction. If the Transaction does not close by December 31, 2009, then FC shall be entitled to nominate one qualified individual to serve on the board of directors of the Company. In either case, the Signing Shareholders agree to vote to elect the qualified nominee. The board member so elected shall be entitled to compensation comparable to all other new board members.

3. **Consultation**. From July 1, 2009, through December 31, 2009, FC shall consult with the Company CEO regarding ongoing business and financing matters, including the Transaction.

IN WITNESS WHEREOF, the parties have hereunto subscribed their names to this Agreement to be effective on July 3, 2009.

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIM YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

THE GUITAMMER COMPANY

By: Mark Luden President/CEO
(Name) (Title)

FOREST CAPITAL, LLC

By: Walter Fogle Pres.
(Name) (Title)

SIGNING SHAREHOLDERS (for purposes of §2(b) and (c), only:

Mark Luden

Ken McCaw

Marvin L. Clamme
Marvin Clamme